Exhibit 10.16
THE NORTH AMERICAN COAL CORPORATION
VALUE APPRECIATION PLAN FOR
YEARS 2000 TO 2009
(AS AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 1, 2007)
1.	PURPOSE OF THE PLAN/BENEFIT FREEZE AND PLAN TERMINATION
     The purpose of this Value Appreciation Plan (“VAP” or the “Plan”) was to further the long-term profits and growth of The North American Coal Corporation (the “Company”) by offering long-term incentive compensation to those officers and key management employees of the Employers who were in a position to make significant contributions to such profits or growth. The Plan was frozen as of January 1, 2006 and, as of such date, no additional employees were eligible to participate in the Plan and no further Awards were granted hereunder.
     The Plan is hereby terminated in its entirety effective December 31, 2007.
2.	CODE SECTION 409A
     All amounts payable under the Plan are subject to the provisions of Code Section 409A. It is intended that the compensation arrangements under the Plan be in full compliance with the requirements of Code Section 409A. The Plan shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Employers do not guarantee to Participants or beneficiaries any particular tax result with respect to any amounts deferred or any payments provided hereunder, including tax treatment under Code Section 409A.
3.	DEFINITIONS
(a)	“Account” means the account established in accordance with Section 4 hereof to reflect the Participant’s interest under the Plan.

(b)	“Award” means a VAP award that was credited to the Participant’s VAP Account for the 2000 through 2005 award years.

(c)	“Committee” shall mean the Compensation Committee of the Company’s Board of Directors appointed to administer the Plan in accordance with Section 4.

(d)	“Disability” or “Disabled.” A Participant shall be deemed to have a “Disability” or be “Disabled” if the Participant is determined to be totally disabled by the Social Security Administration or if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an employer-sponsored accident and health plan.

(e)	“Employer” shall mean the Company and the Company’s subsidiaries who adopted the Plan and who employ the Participants.

(f)	“Key Employee.” For periods prior to April 1, 2008, “Key Employee” shall mean a key employee, as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof) of the Company or a Subsidiary (or related entity) so long as the stock of NACCO Industries, Inc. (or a related entity) is publicly traded on an established securities market or otherwise on the date of the Employee’s Separation From Service. Key Employees are identified on a controlled group-wide basis and include non-resident alien employees (whether or not such employees are eligible to participate in the Plan). The selected identification date for Key Employees is December 31st. As such, any employee who was classified by the Company as a Key Employee as of December 31st of a particular Plan Year shall maintain such classification for the 12-month period commencing the following April 1st. The Company shall have the sole and absolute discretion to classify employees as Key Employees hereunder. To the extent determined by the Company, such classification may include up to 75 highly compensated employees (including some who do not meet the statutory requirements of a Key Employee) as long as such determination is made in a consistent, reasonable and good faith manner.
(g)	“Participant” shall mean any person with a VAP Account balance hereunder.

(h)	“Separation From Service” means, with respect to any Participant’s relationship with the Employers and their affiliates, a separation from service as defined in Code Section 409A (and the regulations and guidance issued thereunder).
4.	ADMINISTRATION
     This Plan shall be administered by the Committee. The Committee shall have complete authority to interpret all provisions of this Plan consistent with law, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of the Plan. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Company and all present and former Participants, all other employees of the Employers and its Subsidiaries, and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.

5.	VAP ACCOUNTS
     5.1 Account Balance. The Company shall maintain an account (“VAP Account”) on its books and records in the name of each Participant to reflect the Participant’s interest under this Plan. The VAP Account balance shall equal the sum of the Awards that were credited to Participants’ VAP Accounts for the years 2000 through 2005, plus interest. As of August 8, 2006, a Participant’s VAP Account shall be frozen except for interest credits and debits for distributions.
     5.2 Interest. For the 2007 calendar year, each Participant’s VAP Account shall be credited with an amount determined by multiplying the Participant’s average VAP Account balance during such year by the average monthly rate during such year for 10-year U.S. Treasury Bonds. In the event that a Participant incurs a Separation from Service prior to the end of 2007 and becomes entitled to a payment of his VAP Account hereunder, the Participant’s VAP Account shall be credited with a pro-rata share of interest, based on the portion of the year prior to the payment date. For the period from January 1, 2008 until January 31, 2008, the Participant’s VAP Account shall be credited with 31 days of interest, based on average monthly rate for 10-year U.S. Treasury Bonds during 2007.
     5.3 Statements. The Company shall deliver to each Participant a written statement showing the accumulated balance of the VAP Account as of the date of payment.
6.	VESTING AND PAYMENT
     6.1 Vesting. Each Participant’s interest in his VAP Account shall vest at the rate of 20 percent for each year during which a Participant remains in the continuous employ of the Employers following the January 1st of the year in which a Participant was first credited with a “VAP Target Amount” under the Plan (as such term was defined in the prior version of the

Plan); provided however, that a Participant’s interest in his VAP Account shall become immediately 100 percent vested in the event (i) of such Participant’s death or Disability while employed by an Employer; (ii) such Participant remains in the continuous employ of the Employers through December 31, 2007 or (iii) of such Participant’s Separation From Service with the Employers at or after age 55 with at least 10 years of service or at or after age 65 (i.e., retirement). In the event that all or any portion of a Participant’s VAP Account does not vest pursuant to the foregoing provisions, the portion of the VAP Account represented thereby shall terminate and be forfeited.
     6.2 Payment.
(a)	The vested amounts in a Participant’s VAP Account shall be paid on the earliest to occur of:
(i)	January 31, 2008; or

(ii)	the date of a Participant’s Separation From Service for death, Disability or retirement (as defined above); provided, however, that if the Participant is a Key Employee, such payment will be delayed until the 1st day of the 7th month following Disability or retirement (with interest continuing to accrue until the actual payment date).
     (b) The actual payment will be made within 90 days of the applicable payment date specified above. The Participant’s Employer shall deliver to the Participant or, if applicable, his designated beneficiaries (or, if none, his estate) a check in full payment of the amount represented by the Participant’s vested interest in his VAP Account. The Employer by which the Participant was last employed prior to the payment date of the VAP Account shall be liable for the payment of such Account to or on behalf of such Participant, but such Employer’s liability shall be limited to its proportionate share of such amount, as hereinafter provided. If the Awards that were credited to a Participants’ VAP Account are based on the Participant’s employment with more than one Employer, the liability for such payment shall be shared by all such

Employers (by reimbursement to the Employer making such payment(s)) as determined by the Company (taking into consideration the Participant’s service and compensation paid by each such Employer) and as will permit the income tax deduction by each such Employer of its portion of the payments made and to be made hereunder.
     (c) The amounts payable under this Plan shall be calculated based on the value of the VAP Account as of the date of payment.
     (d) There shall be deducted from each payment the amount of any tax required by any governmental authority to be withheld and paid by the Employer to such governmental authority for the account of the person entitled to such payment.
7.	ASSIGNABILITY
     No right or interest under this Plan of any Participant or beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or beneficiary.
8.	AMENDMENT AND TERMINATION
     (a) The Committee or the Board of Directors of the Company, in its sole and absolute discretion, may alter or amend this Plan from time to time; provided, however, that no such amendment shall, without the consent of a Participant, reduce the value of the Participant’s VAP Account as in effect on the date of the amendment (except as otherwise permitted under the terms of the Plan).
     (b) The Committee has taken action to terminate this Plan effective December 31, 2007. A Participant’s VAP Account shall be paid as specified in Section 6.2 hereof.
     (c) Any amendment or termination of the Plan shall be in the form of a written instrument approved and adopted on the order of the Committee or the Board of Directors of the

Company. Such amendment or termination shall become effective as of the date specified in the instrument or, if no such date is specified, on the date of its adoption.
9.	GENERAL PROVISIONS
     (a) Expenses. Expenses of administering the Plan shall be paid by the Employers, as directed by the Company.
     (b) No Guarantee of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of an Employer, or shall in any way affect the right and power of an Employer to terminate the employment of any employee at any time with or without assigning a reason therefore to the same extent as the Employer might have done if this Plan had not been adopted.
     (c) Applicable Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Texas, except when pre-empted by Federal law.
     (d) Payment to Guardian. If an Account is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Account to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Account. Such distribution shall completely discharge the Employer from all liability with respect to such Account.
     (e) Limitation on Rights of Participants; No Lien. No trust has been created by the Employers for the payment of VAP Accounts under this Plan; nor have the Participants been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Employers, and each Participant is an unsecured creditor of his Employer.
     (f) Headings/Construction. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of the Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include with its meaning the plural, and vise versa. If any provision of this Plan or the application thereof to any circumstance or person is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby
     (g) Acceleration of Payments. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Code Section 409A and the Treasury Regulations issued thereunder, payments of Accounts hereunder may be accelerated (i) to the extent necessary to comply with federal, state, local or foreign ethics or conflicts of interest laws or agreements, (ii) to the extent necessary to pay the FICA taxes imposed under Code Section 3101, and the income withholding taxes related thereto or (iii) if the Plan (or a portion thereof) fails to satisfy the requirements of Code Section 409A; provided that the amount of such payment may not exceed the amount required to be included as income as a result of the failure to comply with Code Section 409A.
     (h) Delayed Payments due to Solvency Issues. Notwithstanding any provision of the Plan to the contrary, an Employer shall not be required to make any payment hereunder to any Participant or beneficiary if the making of the payment would jeopardize the ability of the Employer to continue as a going concern; provided that any missed payment is made during the first calendar year in which the funds of the Employer are sufficient to make the payment without jeopardizing the going concern status of the Employer.
     (i) Payments Violating Applicable Law. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that the Employer reasonably anticipates that the making of such payment would violate Federal securities laws or other applicable law (provided that the making of a payment that would cause income taxes or penalties under the Code shall not be treated as a violation of applicable law). The deferred amount shall become payable at the earliest date at which the Employer reasonably anticipates that making the payment will not cause such violation.
10.	EFFECTIVE DATE
     The original effective date of this Plan was January 1, 2000. This amendment and restatement is effective as of December 1, 2007.